EXHIBIT 10.19

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) is effective as of November 30, 2002, among USA Deck, Inc., a Delaware corporation, formerly known as Remodelers Credit Corporation (the “Company”) and all of the former shareholders of Deck America, Inc., a Virginia corporation (“DAI”) as identified on the signature page herein (the “Shareholders”), U.S. Home Systems, Inc., a Delaware corporation (“Parent”) and Corporate Stock Transfer, Denver, Colorado (“Escrow Agent”).

RECITALS

WHEREAS, the Company, DAI and the DAI Shareholders and Parent have entered into an Agreement and Plan of Merger relating to the Merger of DAI with and into the Company with the Company remaining as the Surviving Company (the “Merger Agreement”);

WHEREAS, the corporate existence of DAI was dissolved upon the Merger and the Company changed its name from Remodelers Credit Corporation to USA Deck, Inc.;

WHEREAS, capitalized terms in this Agreement shall have the same meaning as defined in the Merger Agreement unless otherwise noted in this Agreement;

WHEREAS, the Company, Shareholders, Parent and Escrow Agent have agreed that Escrow Agent will hold and disburse the Escrowed Shares in accordance with the provisions of this Agreement and the Merger Agreement; and

WHEREAS, the Company, Shareholders and Parent have agreed if the Shareholders become obligated to indemnify Parent, the Surviving Company or other Indemnitee with respect to any Indemnifiable Claim pursuant to the Merger Agreement, the Escrowed Shares will provide for the payment of the Shareholders’ obligations under Article VIII of the Merger Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants contained herein, the parties agree as follows:

AGREEMENT

1.    The Company, Parent and the Shareholders appoint Escrow Agent as their escrow agent and Escrow Agent agrees to serve as Escrow Agent in accordance with the provisions hereof.

2.    On the Closing Date of the Merger Agreement, Parent issued and delivered Parent’s Shares to the Shareholders. On the Closing Date, the Shareholders shall deliver to the Escrow Agent stock certificates registered in the name of the Shareholders representing the number of shares of Parent’s Common Stock equal to 30% of Parent’s Shares issued to the Shareholders (the “Escrowed Shares”). Set forth on Schedule A attached hereto is the name and address of each Shareholder and the amount and percentage of Escrowed Shares owned by each Shareholder (the “Shareholders Percentage”). The Escrowed Shares represent an aggregate of 150,000 shares of Parent’s Common Stock.

3.    The Shareholders’ aggregate liability for indemnification hereunder and under the Merger Agreement shall be limited to $750,000, the aggregate fair market value of the Escrowed Shares as calculated at Closing. Each Shareholder’s individual liability for indemnification under the Merger Agreement shall not exceed the percentage of Escrowed Shares set forth beside their name on Schedule A. The Shareholders’ liability for payment of Indemnifiable Claims under the Merger Agreement shall be limited exclusively to Parent’s right to receive for cancellation an appropriate number of Escrowed Shares pursuant to Section 8.4 of the Merger Agreement and Sections 4 and 5 of this Agreement. Notwithstanding any other provision of the Merger Agreement, this Agreement, or any other agreement or document, under no circumstances shall a Shareholder be required to make any cash payment to Parent or the Company for an Indemnifiable Claim or otherwise.

4.    If the Shareholders become obligated to indemnify Parent, the Company or other Indemnitee with respect to an Indemnifiable Claim pursuant to the Merger Agreement and the amount of liability with respect thereto shall have been finally determined, the Escrow Agent shall release to Parent for cancellation an aggregate number of Escrowed Shares, the fair market value of which shall be equal to the amount of the Indemnifiable Claim; provided, however, that the Shareholders shall be entitled to satisfy the Indemnifiable Claim by paying the full amount of the Indemnifiable Claim in cash to Parent within ten (10) calendar days after final determination of an Indemnifiable Claim. If Shareholders elect to pay the Indemnifiable Claim in cash, Escrow Agent shall release to the Shareholders the number of Escrowed Shares equal in fair market value to the amount of cash paid by the Shareholders. The fair market value per share of the Escrowed Shares to be delivered to Parent for cancellation, or released to Shareholders if they pay an Indemnifiable Claim in cash, shall be the price per share of the Parent’s Shares as calculated at Closing pursuant to Section 2.5 of the Merger Agreement. The release of Escrowed Shares pursuant to this Section 4 and Section 5 shall be borne pro rata by the Shareholders and following any such release, the Shareholders shall continue to own the same Shareholder Percentage of any remaining Escrowed Shares. Escrow Agent shall only be required to deliver such Escrowed Shares to Parent for cancellation after receipt of written instructions signed by both Parent and the Shareholders directing Escrow Agent to deliver the designated number of Escrowed Shares to Parent as payment for the Indemnifiable Claims.

5.    The following provisions shall govern the release of the Escrowed Shares during the term of this Agreement and upon termination of this Agreement:

(a)    An Indemnifiable Claim must first be asserted in writing within three (3) years from the Closing Date. Any Indemnifiable Claim that is not asserted within the three-year period shall be forever barred.

(b)    If on the first anniversary date of the Closing Date, Escrow Agent has not received written notice from Parent that there is a pending Indemnifiable Claim, the number of Escrowed Shares shall be reduced to 20% of the Parent Shares delivered to Shareholders at Closing. Escrow Agent shall upon receipt of written instructions from Parent and Shareholders deliver to Shareholders the released Escrowed Shares pro rata based on the Shareholders Percentage; provided, however, if an Indemnifiable Claim is pending and outstanding on such anniversary date, then the Escrowed Shares to be released to the

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Shareholders shall be limited to the extent that the Escrowed Shares to be released may reasonably be required to satisfy such outstanding Indemnifiable Claims.

(c)    If on the second anniversary date of the Closing Date, Escrow Agent has not received written notice from Parent that there is a pending Indemnifiable Claim, the number of Escrowed Shares shall be reduced to 10% of the Parent Shares delivered to Shareholders at Closing. Escrow Agent shall upon receipt of written instructions from Parent and Shareholders deliver to Shareholders the released Escrowed Shares pro rate based on the Shareholders Percentage; provided, however, if an Indemnifiable Claim is pending and outstanding on such anniversary date, then the Escrowed Shares to be released to the Shareholders shall be limited to the extent that the Escrowed Shares to be released may reasonably be required to satisfy such outstanding Indemnifiable Claims.

(d)    If on the third anniversary date of the Closing Date (the “Termination Date”), Escrow Agent has not received written notice from Parent that there is a pending Indemnifiable Claim, all remaining Escrowed Shares held by the Escrow Agent shall be delivered pro rata to the Shareholders based on the Shareholders Percentage; provided, however, that if an Indemnifiable Claim is pending and outstanding on the Termination Date, the number of Escrowed Shares to be retained in escrow by the Escrow Agent shall be a number of Escrowed Shares reasonably agreed to by the Parent and Shareholders which are sufficient in value to satisfy outstanding Indemnifiable Claim(s) on the Termination Date. This Agreement shall continue after the Termination Date until all Indemnifiable Claims have been resolved or paid. Upon the payment or resolution of all Indemnifiable Claims after the Termination Date, the remaining Escrowed Shares shall be released and delivered to the Shareholders pro rata based on the Shareholders Percentage within ten (10) business days after receipt by Escrow Agent of written instructions signed by Shareholders and Parent.

(e)    If Shareholders are obligated to indemnify an Indemnitee and the amount of liability with respect thereto shall have been determined, upon written instructions from Shareholders and Parent, Escrow Agent shall release the appropriate number of Escrowed Shares to Parent for cancellation.

6.    The following shall govern disputes arising under this Agreement:

(a)    Should any controversy arise between or among the parties, or with any other person, firm or entity, with respect to this Escrow Agreement, the Escrowed Shares or the right of any party or other person to receive the Escrowed Shares, or should the parties fail to designate another Escrow Agent as provided in paragraph 7(b) hereof, or if Escrow Agent should be in doubt as to what action to take, Escrow Agent shall have the right (but not the obligation) to (a) withhold delivery of the Escrowed Shares until the controversy is resolved, the conflicting demands are withdrawn or its doubt is resolved, and/or (b) institute a bill of interpleader in any court of competent jurisdiction in Dallas County, Texas to determine the rights of the parties hereto.

(b)    The parties agree that any controversy arising out of this Agreement shall first be attempted to be resolved in accordance with Article IX of the Merger Agreement.

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(c)    The parties agree that, in the event of a party’s intentional refusal to sign written instructions to the Escrow Agent after liability under Section 4 or a release event under Section 5 has been finally determined or a material breach of any terms of this Agreement (the “Breaching Party”), the other party may, in addition to any remedy which they may have at law or in equity, apply to court of competent jurisdiction in Dallas County, Texas for an entry of an immediate order to specifically enforce the terms of this Agreement.

(d)    The Breaching Party shall be liable for any and all consequential damages arising from the failure to sign written instructions.

(e)    For purposes of this Agreement, a “material breach” shall include any event or circumstance which could reasonably be expected to result in a liability to a party hereto in excess of $25,000 individually and in the aggregate.

7.    The following shall govern the rights, privileges, immunities and liabilities of Escrow Agent:

(a)    In performing any of its duties hereunder, Escrow Agent shall not incur any liability to any of the parties hereto for any damages, losses or expenses, unless caused by Escrow Agent’s gross negligence or willful default, and it shall, accordingly, not incur any such liability with respect to:

(i)    any action taken or omitted in good faith upon advice of counsel for Escrow Agent given with respect to any questions relating to the duties and responsibilities of Escrow Agent under this Escrow Agreement; or

(ii)    any action taken or omitted in reliance upon any notice or other instrument furnished to Escrow Agent by any of the parties pursuant hereto, not only as to its due execution, but also as to the truth and accuracy of any information contained therein, which Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by a proper person or persons, and to conform with the provisions of this Escrow Agreement

(b)    Escrow Agent may resign at any time upon ten (10) days written notice to all parties, in which event it shall be succeeded by such person or institution as the Shareholders and Parent may select;

(c)    The parties hereby agree to indemnify and hold Escrow Agent harmless from and against any and all losses, claims, damages, liabilities and expenses (“Claims”), including reasonable costs of investigation, counsel fees and disbursements, which may be incurred by Escrow Agent in connection with its acceptance of appointment as Escrow Agent hereunder or the performance of its duties hereunder, and any arbitration, litigation or other proceedings arising from this Escrow Agreement or involving the subject matter hereof.

8.    Delivery of the Escrowed Shares to the Shareholders as provided herein and any notice given pursuant to this Agreement must be in writing and may be given by registered or certified mail, and if given by registered or certified mail, shall be deemed to have been given and

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received when a registered or certified letter containing such notice, properly addressed with postage prepaid, is deposited in the United States mails; and if given otherwise than by registered or certified mail, it shall be deemed to have been given when delivered to and received by the party to whom addressed. Delivery of the Escrowed Shares and such notices shall be given to the Shareholders and Parent at the addresses set forth in the Merger Agreement, which addresses may be changed by written notice to the other parties in accordance with this paragraph.

9.    THIS ESCROW AGREEMENT IS TO BE PERFORMED IN THE STATE OF TEXAS, COUNTY OF DALLAS, AND SHALL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH AND SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO CONFLICT OF LAW RULES. ANY JUDICIAL PROCEEDINGS BROUGHT BY OR AGAINST ANY PARTY WITH RESPECT TO ANY DISPUTE ARISING OUT OF THIS AGREEMENT SHALL BE BROUGHT IN THE STATE OR FEDERAL COURTS WHICH HAVE JURISDICTION WITHIN DALLAS COUNTY, TEXAS.

10.    This Escrow Agreement may be executed by the parties in counterparts, each of which shall be deemed an original document but all of which together shall constitute one agreement.

11.    This Agreement may be amended, modified or waived only by a written agreement signed by the Shareholders, Parent and Escrow Agent. With regard to any power, remedy or right provided in this Agreement or otherwise available to any party, (i) no waiver or extension of time shall be effective unless expressly contained in a writing signed by the waiving party, (ii) no alteration, modification or impairment shall be implied by reason of any previous waiver, extension of time, delay or omission in exercise or other indulgence, and (iii) waiver by any party of the time for performance of any act or condition hereunder does not constitute a waiver of the act or condition itself.

12.    This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective assigns, heirs, successors and legal representatives.

13.    The Escrow Agent shall receive an annual fee of $1,000 for its services hereunder. The initial fee shall be paid to Escrow Agent by Parent on the execution date of this Agreement. On the annual anniversary date of this Agreement, if this Agreement is in effect, Parent shall pay Escrow Agent the $1,000 annual fee.

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This Escrow Agreement is executed and delivered by the parties hereto as of the date set forth below.

THE COMPANY:

USA DECK, INC.
(formerly, Remodelers Credit Corporation)

By:

Dated: November 30, 2002	Name:

	Its:	President

THE SHAREHOLDERS:

Dated: November 30, 2002	Daniel L. Betts

Dated: November 30, 2002	Melvin H. Rosenblatt

Osmose, Inc.

By:

Dated: November 30, 2002	Its:	President

Dated: November 30, 2002	Steven E. Welter

Dated: November 30, 2002	Andrew R. Tavss

PARENT:

U.S. HOME SYSTEMS, INC.

By:

Dated: November 30, 2002		Murray Gross, President

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ESCROW AGENT:

CORPORATE STOCK TRANSFER

By:

Dated: November 30, 2002	Carolyn Bell, President

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SCHEDULE A
TO
ESCROW AGREEMENT

Shareholder	Number of Escrowed Shares	Percentage of Escrowed Shares
Daniel L. Betts 1500 Beaver Creek Court Fredericksburg, Virginia 22407 SS# _______________	33,750	22.5%

Melvin H. Rosenblatt 6106 Green Lawn Court Springfield, Virginia 22152 SS# _______________	33,750	22.5%

Osmose, Inc. 980 Ellicott Street Buffalo, New York 14209 Attn: Paul Goydan Tax ID# _______________	37,500	25%

Steven E. Welter 1520 South 16th Street P.O. Box 350 Prairie Du Chien, Wisconsin 53821 SS# _______________	37,500	25%

Andrew R. Tavss 10616 Maplecrest Lane Potomac, Maryland 20854 SS# _______________	7,500	5%

Total Escrowed Shares	150,000 Shares	100%

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